Exhibit 10.32

SARA LEE CORPORATION

RETENTION & RECOGNITION PROGRAM

FOR INDIVIDUALS AT “C” LEVEL AND BELOW

Assumptions:

•	The critical dimensions are the length of time the person is needed and the criticality of the individual

•	All awards are paid as a lump sum cash bonus

•	Participants may face the possibility of job loss at end of assignment/project

•	Retention bonus is in addition to standard severance but is not covered compensation for employee benefits purposes

Est. Retention Time (months)	% of Salary Paid as Retention Bonus
	Employee Criticality
	3	2	1
12 +	30%	40%	50%
10 - 12	25%	35%	40%
7 - 9	15%	25%	30%
3 - 6	10%	15%	20%

DEFINITIONS OF EMPLOYEE CRITICALITY

#1

•	Individual is extremely critical to the project

•	Skills are extremely scarce both within Sara Lee and the external marketplace

•	Skills are unique to Sara Lee and of a proprietary nature

•	Loss of the person seriously jeopardizes the successful completion of the project

•	Staffing alternatives are extremely limited, even from external temporary sources

#2

•	Individual is critical to the completion of the project

•	Skills are scarce both within Sara Lee and the marketplace but there are back-up staffing sources

•	Loss of this person would delay the project completion and result in higher costs as a result of alternative staffing and lost productivity

#3

•	Individual is important to the project’s completion but may be a member of a team that could back-fill in event of loss

•	Skills are in short supply but alternatives would be available but at a higher cost and lower productivity level

•	Loss of person would be disruptive to the process and would complicate but not jeopardize the completion of the project